EXHIBIT 2.36
EXECUTION COPY
PLEDGE AGREEMENT
PLEDGE AGREEMENT, dated as of May 21, 2009 (as amended from time to time, the “Agreement”), by and between Satélites Mexicanos, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (the “Pledgor”), in favor of Wells Fargo Bank, National Association, as the collateral trustee (in such capacity, together with its successors in such capacity, the “Second Priority Collateral Trustee”) for the Second Priority Holders under that certain Second Priority Collateral Trust Agreement dated as of November 30, 2006 (“SPCTA”) among the Pledgor, each of the Second Priority Guarantors named therein, Wells Fargo Bank, National Association, as indenture trustee (in such capacity, together with its successors in such capacity, the “Second Priority Indenture Trustee”), and the Second Priority Collateral Trustee.
Capitalized terms used herein and not otherwise defined herein are used herein (i) as defined in the SPCTA or (ii) if not defined in the SPCTA, as defined in the Indenture (as defined below).
WHEREAS, the Pledgor and the Second Priority Indenture Trustee are parties to an indenture dated as of November 30, 2006 (as modified and supplemented and in effect from time to time, the “Indenture”), providing, subject to the terms and conditions thereof, for the issuance of Second Priority Securities by the Pledgor and a guarantee by each Guarantor (as defined in the Indenture) of the Second Priority Obligations (as defined in the Indenture), as described in Article X of the Indenture.
WHEREAS, to induce the Second Priority Holders to purchase the Second Priority Securities under the Indenture and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor and each Guarantor granted a second-priority lien in the Second Priority Collateral in favor of the Second Priority Collateral Trustee, and promised to cause any new Restricted Subsidiary created after the issuance of the Second Priority Securities to, among other things, execute and deliver such Second Priority Guarantees, security agreements, mortgages, stock pledge trust agreements and other documents and instruments, and take such other actions as the Second Priority Collateral Trustee deems necessary or advisable to grant a perfected security interest in the Capital Stock of such new Restricted Subsidiary to the Second Priority Collateral Trustee, for the benefit of the beneficiaries of the SPCTA.
WHEREAS, Alterna’TV International Corporation (the “Subsidiary”), a Delaware corporation was incorporated by the Pledgor on the date hereof and is a Restricted Subsidiary.
WHEREAS, the Pledgor is the owner of all of the Capital Stock of the Subsidiary, as described in Schedule A hereto (the “Pledged Stock”).
WHEREAS, as required by the Indenture and the SPCTA, the Pledgor has agreed to pledge the Pledged Stock to the Second Priority Collateral Trustee as security for the Second Priority Obligations, as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:
I.
DEFINITIONS AND RELATED MATTERS
Section 1.01 Definitions. The following terms with initial capital letters have the following meanings:
“Charges” means all governmental taxes, levies, assessments or charges that, if not paid when due, may result in a Lien against the Collateral (as defined below).
“Excluded Property” means assets subject to (A) any interest or title of a lessor under any lease entered into by the Pledgor or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased and (B) purchase money Liens and Liens in respect of Capital Lease Obligations, the Indebtedness related to which is otherwise permitted under the Second Priority Indenture.
“Intercreditor Agreement” has the meaning given to such term in Section 2.02 hereof.
“Second Priority Claimholders” has the meaning given to such term in the Intercreditor Agreement.
“Security Interest” has the meaning given to such term in Section 2.01 hereof.
“Supplemental Documentation” means financing statements, continuation statements, consents, acknowledgments, assignments, schedules of Collateral and other instruments or documents necessary or requested by the Second Priority Collateral Trustee (i) to perfect and maintain perfected the Security Interest on any Collateral, subject only to Permitted Liens or (ii) so that the Second Priority Collateral Trustee receives all interest, dividends and distributions from time to time paid with respect to, and all other Proceeds of, all Collateral the Second Priority Collateral Trustee is entitled to receive hereunder.
“UCC” means the Uniform Commercial Code (as amended from time to time) of the State of New York or, to the extent applicable to the attachment, perfection, priority or enforcement of the Security Interest in any Collateral, the Uniform Commercial Code of any other state.
Section 1.02 Terms Used in the UCC. Unless the context clearly otherwise requires, all lower-case terms used and not otherwise defined herein that are used or defined in Article 9 or 8 (or any equivalent subpart) of the UCC have the same meanings herein.

II.
THE SECURITY INTEREST; INTERCREDITOR AGREEMENT
Section 2.01 Security Interest. To secure the payment and performance of the Second Priority Obligations as and when due, the Pledgor hereby conveys, pledges, assigns and transfers to the Second Priority Collateral Trustee, and grants to the Second Priority Collateral Trustee a security interest (the “Security Interest”) in, all right, title, claim and interest of the Pledgor in and to the following property, whether now owned and existing or hereafter acquired or arising, and wherever located (such property being, collectively, the “Collateral”): (a) the Pledged Stock and any and all certificates and instruments representing or evidencing the Pledged Stock; (b) all Capital Stock issued by the Subsidiary, or any successor thereto, that the Pledgor acquires or has the right to acquire from time to time in any manner in substitution for or in addition to any of the foregoing, together with all certificates and instruments representing or evidencing such Capital Stock; (c) all rights, powers and privileges of the Pledgor under or with respect to any of the foregoing; and (d) any and all proceeds and products of any of the foregoing, whether now held and existing or hereafter acquired or arising, including any and all cash, securities, instruments and other property from time to time paid, payable or otherwise distributed in respect of or in exchange for any or all of the foregoing (collectively, the “Proceeds”).
Section 2.02 Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Priority Collateral Trustee, the Second Priority Indenture Trustee and any other Second Priority Claimholders pursuant to this Agreement and the exercise of any right, privilege, power or remedy by the Second Priority Collateral Trustee, the Second Priority Indenture Trustee and any other Second Priority Claimholders hereunder are subject to the provisions of the Intercreditor Agreement, dated as of November 30, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Satélites Mexicanos, S.A. de C.V., HSBC Bank USA, National Association, as First Priority Collateral Trustee, and Wells Fargo Bank, National Association, as Second Priority Collateral Trustee, and certain other persons party thereto or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control as between the First Priority Collateral Trustee, the First Priority Indenture Trustee and any other First Priority Claimholders and the Second Priority Collateral Trustee, the Second Priority Indenture Trustee and any other Second Priority Claimholders.
III.
WARRANTIES AND REPRESENTATIONS
The Pledgor makes the following representations and warranties, all of which shall survive until termination of this Agreement pursuant to Section 6.04:
Section 3.01 Title to Collateral; Validity and Perfection of Security Interest; Absence of Other Liens. The Pledgor has good and marketable title to all Collateral. The Security Interest constitutes a valid and perfected Lien in all of the Collateral and secures payment and performance of the Second Priority Obligations. The Collateral is free and clear of all Liens other than the Security Interest in favor of the Second Priority Collateral Trustee and Permitted Liens.
Section 3.02 Enforceability. This Pledge Agreement creates a valid, enforceable and perfected pledge of the Collateral by the Pledgor in favor of the Second Priority Collateral Trustee.

IV.
COVENANTS AND AGREEMENTS
Section 4.01 Delivery of Pledged Collateral, Etc. On the date hereof, the Pledgor is delivering to the Second Priority Collateral Trustee all Collateral consisting of certificated securities, instruments or the like the physical possession of which is necessary in order for the Security Interest to be perfected or delivery of which was requested by the Second Priority Collateral Trustee to assure the priority of the Security Interest therein (such Collateral being “Pledged Collateral”). The Pledgor shall deliver to the Second Priority Collateral Trustee promptly after acquisition thereof all Pledged Collateral acquired after the date hereof. All Pledged Collateral shall be in suitable form for transfer by delivery, or be duly endorsed to the order of the Second Priority Collateral Trustee or accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Second Priority Collateral Trustee. The Second Priority Collateral Trustee shall have the right, at any time in its discretion and without notice to the Pledgor, to transfer to or to register in the name of the Second Priority Collateral Trustee or its nominee any or all of the Collateral, subject only to the revocable rights specified in Section 4.06(a).
Section 4.02 Power of Attorney. The Pledgor hereby irrevocably appoints the Second Priority Collateral Trustee and its employees and agents as the Pledgor’s true and lawful attorneys-in-fact, with full power of substitution, to do (a) all things required to be done by the Pledgor under this Agreement, and (b) to do all things that the Second Priority Collateral Trustee may deem necessary or advisable to assure the attachment, perfection and second priority of the Security Interest or otherwise to exercise the rights and remedies of the Second Priority Collateral Trustee hereunder or carry out the intent of this Agreement (including by voting any Collateral as contemplated by Section 4.06 hereof), in each case irrespective of whether an Event of Default then exists (except as otherwise provided herein) and at the Pledgor’s expense. Without limitation, the Second Priority Collateral Trustee and its officers and agents shall be entitled to affix, by facsimile signature or otherwise, the general or special endorsement of the Pledgor, in such manner as the Second Priority Collateral Trustee shall deem advisable, to any Collateral that has been delivered to or obtained by the Second Priority Collateral Trustee without appropriate endorsement or assignment, which endorsement shall be effective for all purposes.
Section 4.03 Payment of Charges and Claims. The Pledgor shall pay (a) all Charges imposed upon any Collateral, and (b) all claims that have become due and payable and, under applicable law, have or may become Liens (other than Permitted Liens) upon any Collateral, in each case before any penalty shall be incurred with respect thereto. If the Pledgor fails to pay or obtain the discharge of any Charge, claim or Lien required to be paid or discharged under this Section and asserted against any Collateral, the Second Priority Collateral Trustee may, at any time and from time to time, in its sole discretion and without waiving or releasing any obligation of the Pledgor under this Agreement or waiving any Event of Default, make such payment, obtain such discharge or take such other action with respect thereto as the Second Priority Collateral Trustee deems advisable.

Section 4.04 Duty of Care. The Second Priority Collateral Trustee shall have no duty of care with respect to the Collateral, except that the Second Priority Collateral Trustee shall have an obligation to exercise reasonable care with respect to Collateral in its possession; provided that (i) the Second Priority Collateral Trustee shall be deemed to have exercised reasonable care if Collateral in its possession is accorded treatment substantially comparable to that which the Second Priority Collateral Trustee accords its own property or treatment substantially in accordance with actions requested by the Pledgor in writing, and (ii) the Second Priority Collateral Trustee shall have no obligation to take any actions to preserve rights against other parties with respect to any Collateral. Without limitation, the Second Priority Collateral Trustee shall (A) bear no risk or expense with respect to any Collateral and (B) have no duty with respect to calls, conversions, presentments, maturities, notices or other matters relating to Collateral, or to maximize interest or other returns with respect thereto.
Section 4.05 Sale of Collateral; Further Encumbrances. Except as permitted by the Indenture, the Pledgor shall not (a) sell, lease or otherwise dispose of any Collateral, or any interest therein, or (b) grant or suffer to exist any Lien (other than Permitted Liens) in or on any Collateral. If any Collateral, or any interest therein, is disposed of in violation of these provisions, the Security Interest shall continue in such Collateral or interest notwithstanding such disposition, the person to which the Collateral or interest is being transferred shall be bound by this Agreement, and the Pledgor shall deliver all Proceeds thereof to the Second Priority Collateral Trustee to be held as Collateral hereunder.
Section 4.06 Voting Rights; Distributions.
(a) So long as no Event of Default shall exist, the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to any Collateral, for any purpose not inconsistent with the terms of this Agreement and the Second Priority Obligations . So long as an Event of Default shall exist, at the sole option of the Second Priority Collateral Trustee, any or all rights of the Pledgor to exercise voting and other consensual rights shall cease, and the Second Priority Collateral Trustee, if and when it notifies the Pledgor of the exercise of such option, shall have the sole right to exercise any or all such voting and other consensual rights.
(b) To the extent required by the Indenture, the Pledgor shall cause any and all cash and other property paid or otherwise distributed in respect of the Collateral, any and all Collateral from time to time issued in addition thereto or substitution therefor, and any and all other Proceeds, to be paid and delivered to the Second Priority Collateral Trustee, to be held as Collateral hereunder.
(c) All cash and other property required to be delivered to the Second Priority Collateral Trustee hereunder shall, if received by the Pledgor, be received in trust for the benefit of the Second Priority Collateral Trustee, be segregated from the other property of the Pledgor, and promptly be delivered to the Second Priority Collateral Trustee in the same form as so received (with any appropriate endorsements or assignments).

V.
EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT
Section 5.01 Remedies. If upon or after the occurrence of any Event of Default, the Second Priority Collateral Trustee elects to exercise remedies under this Agreement then, whether or not all the Second Priority Obligations shall have become immediately due and payable:
(a) In addition to all its other rights, powers and remedies under this Agreement and applicable law, the Second Priority Collateral Trustee shall have, and may exercise, any and all of the rights, powers and remedies of a secured party under the UCC, all of which rights, powers and remedies shall be cumulative and not exclusive, to the extent permitted by applicable law.
(b) The Second Priority Collateral Trustee shall have the right, all at the Second Priority Collateral Trustee’s sole option and as the Second Priority Collateral Trustee in its discretion may deem necessary or advisable, to do any or all of the following: (A) foreclose the Security Interest by any available judicial procedure or without judicial process; (B) collect by legal proceedings or otherwise all dividends, distributions, interest, principal or other sums now or hereafter payable upon or on account of the Collateral; and (C) exercise any and all other rights, powers, privileges and remedies of an owner of the Collateral.
(c) The Second Priority Collateral Trustee shall have the right to sell or otherwise dispose of all or any Collateral at public or private sale or sales, with such notice as may be required by applicable law, in lots or in bulk, at any exchange, over the counter or at any of the Second Priority Collateral Trustee’s offices or elsewhere, for cash or on credit, with or without representations or warranties, all as the Second Priority Collateral Trustee, in its sole discretion, may deem advisable. The Collateral need not be present at any such sales. If sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Second Priority Collateral Trustee until the sale price is paid by the purchaser thereof, but the Second Priority Collateral Trustee shall not incur any liability in case any such purchaser shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. The Second Priority Collateral Trustee shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. The Second Priority Collateral Trustee may purchase all or any part of the Collateral at public or, if permitted by applicable law, private sale, and in lieu of actual payment of the purchase price, the Second Priority Collateral Trustee may apply against such purchase price any amount of the Second Priority Obligations.
(d) The Second Priority Collateral Trustee shall not be required to register or qualify any of the Collateral that constitutes securities under applicable state or federal securities laws in connection with any sale or other disposition thereof if such disposition is effected in a manner that complies with all applicable federal and state securities laws. The Second Priority Collateral Trustee shall be authorized at any such disposition (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are “accredited investors” or “qualified institutional buyers” under applicable law and purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof. If any such Collateral is sold at private sale, the Pledgor agrees that if such Collateral is sold in a manner that the Second Priority Collateral Trustee in good faith believes to be reasonable under the circumstances then existing, then (A) the sale shall be deemed to be commercially reasonable in all respects, (B) the Pledgor shall not be entitled to a credit against the Second Priority Obligations in an amount in excess of the purchase price, and (C) the Second Priority Collateral Trustee shall not incur any liability or responsibility to the Pledgor in connection therewith, notwithstanding the possibility that a substantially higher price might have been realized at a public sale. The Pledgor recognizes that a ready market may not exist for such Collateral if it is not regularly traded on a recognized securities exchange, and that a sale by the Second Priority Collateral Trustee of any such Collateral for an amount substantially less than the price that might have been achieved had the Collateral been so traded may be commercially reasonable in view of the difficulties that may be encountered in attempting to sell Collateral that is privately traded.

Section 5.02 Application of Proceeds.
(a) Any cash proceeds received by the Second Priority Collateral Trustee in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall be held by the Second Priority Collateral Trustee or applied as specified in the SPCTA .
(b) The Pledgor and any other person then obligated therefor shall pay to the Second Priority Collateral Trustee on demand any deficiency with regard to the Second Priority Obligations that may remain after such sale, collection or realization of or upon the Collateral.
Section 5.03 Notice. Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Second Priority Collateral Trustee will send or otherwise make available to the Pledgor reasonable notice of the time and place of any public sale or of the time on or after which any private sale of any Collateral is to be made. The Pledgor agrees that any notice required to be given by the Second Priority Collateral Trustee of a sale or other disposition of Collateral, or any other intended action by the Second Priority Collateral Trustee, that is received in accordance with the provisions set forth in Section 6.06 hereof, ten days prior to such proposed action shall constitute commercially reasonable and fair notice thereof to the Pledgor. The Second Priority Collateral Trustee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives any right to receive notice of any public or private sale of any Collateral or other security for the Second Priority Obligations except as expressly provided for in this Section.
VI.
GENERAL
Section 6.01 Second Priority Collateral Trustee’s Expenses, Including Attorneys’ Fees. Regardless of the occurrence of an Event of Default, the Pledgor agrees to pay to the Second Priority Collateral Trustee any and all advances, charges, costs and expenses, including the reasonable fees and expenses of counsel and any experts or agents, that the Second Priority Collateral Trustee may incur in connection with (a) the creation, perfection or continuation of the Security Interest or protection of its priority or the Collateral, including, while an Event of Default exists, the discharging of any prior or junior Lien (other than Permitted Liens) or adverse claim against the Collateral or any part thereof, (c) the custody, preservation or sale of, collection from, or other realization upon, any of the Collateral, (d) while an Event of Default exists, the exercise or enforcement of any of the rights, powers or remedies of the Second Priority Collateral Trustee under this Agreement or under applicable law or (e) the failure by the Pledgor to perform or observe any of the provisions hereof. All such amounts and all other amounts payable hereunder shall be payable on demand.

Section 6.02 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Pledgor and the Second Priority Collateral Trustee and their respective successors and assigns. The Pledgor shall not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Second Priority Collateral Trustee. The benefits of this Agreement shall pass automatically with any assignment of the Second Priority Obligations (or any portion thereof), to the extent of such assignment.
Section 6.03 Payments Set Aside. Notwithstanding anything to the contrary herein contained, this Agreement, the Second Priority Obligations and the Security Interest shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any or all of the Second Priority Obligations is rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be restored or returned by the Second Priority Collateral Trustee in connection with any bankruptcy, reorganization or similar proceeding involving the Pledgor, any other party liable with respect to the Second Priority Obligations or otherwise, if the proceeds of any Collateral are required to be returned by the Second Priority Collateral Trustee under any such circumstances, or if the Second Priority Collateral Trustee elects to return any such payment or proceeds or any part thereof in its sole discretion, all as though such payment had not been made or such proceeds not been received.
Section 6.04 Continuing Security Interest; Termination; Release.
(a) This Agreement shall create a continuing second priority security interest in the Collateral and, except as provided below, the Security Interest and all agreements, representations and warranties made herein shall survive until, and this Agreement shall terminate only upon, the indefeasible payment in full of the Second Priority Obligations.
(b) Notwithstanding anything contained in Section 6.04(a), the Security Interest will be released: (i) in whole, upon payment in full and satisfaction of the Second Priority Obligations; (ii) in whole, upon satisfaction and discharge of the Second Priority Indenture as set forth under Section 12.17 thereof; (iii) in part, as to any Property constituting Collateral (A) that is sold or otherwise disposed of by the Pledgor in a transaction permitted by Article III or Sections 4.6, 4.16(i), 4.16(j), 4.18, or 4.22 of the Second Priority Indenture, to the extent of the interest sold or disposed of; (B) that is used to make a Restricted Payment or Permitted Investment permitted by the Second Priority Indenture; (C) that becomes Excluded Property; (D) that is owned by a Subsidiary that is designated as an Unrestricted Subsidiary; or (E) otherwise in accordance with, and as expressly provided for under, the Second Priority Indenture or any other Second Priority Document; or (iv) with the consent of each Second Priority Holder of the Second Priority Securities affected thereby (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Second Priority Securities); provided, that, in the case of any release in whole pursuant to clause (i) above, all amounts owing to the Second Priority Collateral Trustee or Second Priority Indenture Trustee under the Second Priority Indenture, the Second Priority Securities, the Second Priority Security Documents and the Intercreditor Agreement have been paid. Upon compliance by the Pledgor with the conditions precedent set forth above, the Second Priority Indenture Trustee or the Second Priority Collateral Trustee shall promptly cause to be released and reconveyed to the Pledgor the released Collateral. In addition, the Second Priority Collateral Trustee shall, at the expense of the Pledgor, execute and deliver to the Pledgor such Uniform Commercial Code termination statements or amendments to effect and evidence the release of the Liens on such Collateral and execute any other documentation to effect or evidence such Lien termination as may be requested by the Pledgor.

Section 6.05 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW RULES. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK, ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND TO THE COURTS OF ITS OWN CORPORATE DOMICILE IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH SUCH PARTY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND WAIVES ANY RIGHT TO WHICH IT MAY BE ENTITLED, ON ACCOUNT OF PLACE OF RESIDENCE OR DOMICILE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE SECOND PRIORITY COLLATERAL TRUSTEE OR ANY SECOND PRIORITY HOLDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 6.06 Notices. Unless otherwise specified herein, all notices, requests, demands or other communications given to the Pledgor, the Second Priority Guarantors, the Second Priority Collateral Trustee or the Second Priority Indenture Trustee pursuant to this Agreement shall be given in writing or by facsimile transmission and shall be deemed to have been duly given when personally delivered or when duly deposited in the mails, registered or certified mail postage prepaid, or if transmitted by facsimile transmission, when received in legible form, addressed to such party at its address specified on the signature pages hereof or any other address which such party shall have specified as its address for the purpose of communications hereunder, by notice given in accordance with this Section 6.06 to the party sending such communication; provided that any notice, request or demand to the Second Priority Collateral Trustee shall not be effective until received by the Second Priority Collateral Trustee in the corporate trust division at the office designated by it pursuant to this Section 6.06.

Section 6.07 Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
Section 6.08 Complete Agreement. This Agreement, together with the schedules hereto and the other documents and instruments in respect of the Second Priority Obligations, is intended by the parties as a final expression of their agreement regarding the subject matter hereof and as a complete and exclusive statement of the terms and conditions of such agreement.
Section 6.09 Submission to Jurisdiction; Waiver of Trial By Jury.
Each party hereto hereby irrevocably and unconditionally: (i) submits for itself and its Property in any suit, action or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, this Agreement, whether commenced by the Second Priority Collateral Trustee, one or more Second Priority Holders, one or more holders of beneficial interests in the Second Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the Courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, appellate courts from any thereof and to the courts of its own corporate domicile in respect of actions brought against it as a defendant; (ii) consents that any suit, action or proceeding, including without limitation any enforcement, collection, insolvency, bankruptcy, or similar proceeding, with respect to, arising out of, or relating to, this Agreement, whether commenced by the Second Priority Collateral Trustee, one or more Second Priority Holders, one or more holders of beneficial interests in the Second Priority Securities, or any other interested party, or an action for recognition and enforcement of any judgment in respect thereof, may be brought in the courts set forth in this Section 6.09 and waives, to the fullest extent that it may effectively do so under applicable law, trial by jury and any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or such suit, action, or proceeding was brought in an inconvenient court, an agrees not to plead or claim the same; (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the agent for service of process described above; and (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Satélites Mexicanos, S.A. de C.V.:
/s/ LUIS FERNANDO STEIN VELASCO
Name:	Luis Fernando Stein Velasco
Title:	CFO

/s/ BERTHA ALICIA ORDAZ AVILÉS
Name:	Bertha Alicia Ordaz Avilés
Title:	Legal Representative

Address and Telecopy No. for Notices: Attention: Luis F. Stein Velasco Reforma 222, Piso 21 Col. Juarez, CP 06600 México DF MÉXICO +52 (55) 2629-5809

Wells Fargo Bank, National Association, as Second Priority Collateral Trustee:
/s/ MARTIN REED
Name:	Martin Reed
Title:	Vice President

Address and Telecopy No. for Notices: Corporate Trust Services Sixth Street and Marquette Avenue MAC N9303-120 Minneapolis, MN 55479 Attention: Satélites Mexicanos Administrator +1 (612) 677-9825
Signature Page to Pledge Agreement

SCHEDULE A
PLEDGED STOCK
100 shares of capital stock of Alterna’TV International Corporation, a Delaware corporation, represented by certificate no.  _____.